Exhibit 10.7

April 29, 2003

Oliver D. Kingsley, Jr.

618 Fox Glen Drive

St. Charles, Illinois 60174

Dear Oliver:

I am pleased to confirm our mutual understanding concerning your continued employment with Exelon Corporation.

You have agreed to accept the position of President and Chief Operating Officer of Exelon, in lieu of your current position as Senior Executive Vice President of Exelon, effective May 5, 2003. You will continue in your current position as President and Chief Executive Officer of Exelon Generation Company, LLC (“Genco”).

Your employment agreement dated as of September 5, 2002 will remain in full force and effect, with the changes noted below. As you discussed with S. Gary Snodgrass, you will continue to be entitled to your enhanced SERP benefits, retiree medical coverage and the provision for your daughter’s medical coverage on your retirement, as well as all the other benefits under the employment agreement, with the changes noted below.

1.	Your base salary will be increased to $850,000 per year, effective May 5, 2003, and will remain in effect for the term of your employment.

2.	Your target annual incentive will be increased to 100% of your base salary, effective May 5, 2003, and will remain in effect for the term of your employment.

3.	You will be eligible for stock options and performance share awards as determined by the Compensation Committee of Exelon’ s Board of Directors, taking into account your new position. Subject to the Committee’s approval, your target stock option grant for 2004 will be 70,000 shares. Effective May 5, 2003, your target performance shares will be 20,000 shares, and the amount of your actual award for 2003 will be pro-rated to reflect this change.

4.	You will retire from all your positions with Exelon and its affiliates effective on the earlier of your death, resignation, removal or the date your term as President and Chief Operating Officer of Exelon ends, as determined by resolution of the Exelon Board of Directors. Thus, your employment period under your employment agreement will expire as of such date, and the provisions applicable to your retirement will take effect (except

Oliver D. Kingsley, Jr.

April 29, 2003

as modified below). Both you and we waive any requirement of giving further notice of the expiration of your employment period. If you resign for any reason prior to such date, your resignation will be treated as a retirement for all purposes under your employment agreement.

5.	Your special restricted stock award (35,000 shares) will fully vest upon your retirement.

6.	An essential aspect of this arrangement will be your participation in, and cooperation with, Exelon’s orderly transition of your duties to your successor. Although we currently anticipate you will continue in your new position with Exelon until your retirement, it is possible that your successor could be appointed and assume some or all of your duties sooner. If such a transition occurs prior to the date your term as President and Chief Operating Officer of Exelon ends, as determined by resolution of the Exelon Board of Directors, you will continue to receive your base salary and participate in all benefit and incentive programs through such date, your special restricted stock award will fully vest on the day following such date, and your termination of employment will be treated as a retirement for all other purposes under your employment agreement.

Your acceptance of this new position, and the other matters discussed in this letter, are subject to the approval of the Exelon Board of Directors at its April 28, 2003 meeting. Upon approval, this letter will supersede any contrary provision of your employment agreement.

Please confirm your acceptance of this arrangement by signing this letter in the space provided below and returning this letter to me by Tuesday, April 29, 2003.

Very truly yours,

John W. Rowe

Chairman and Chief Executive Officer

AGREED AND ACCEPTED BY:

Oliver D. Kingsley, Jr.